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                                                                    EXHIBIT 99.1




                                        Contact:

                                        Steven H. Mikel
                                        President and Chief Executive Officer
                                        (713) 872-7621

                          SOUTHERN MINERAL CORPORATION
                         ANNOUNCES $16,500,000 PURCHASE

         Houston, November 1, 1995 -- Southern Mineral Corporation (the "Company") announced today that it has agreed to purchase certain oil and gas assets and subsidiaries of Stone & Webster, Incorporated ("S&W"). The cash
purchase price is $16.5 million.   The Company estimates proven reserves of
approximately one million barrels of oil and 14.5 billion cubic feet of natural gas are included in the sale, in addition to pipeline and gathering systems. The acquisition includes the oil and gas interests owned by Stone & Webster Oil Company, Inc., S&W's Houston based oil and gas operating subsidiary, and the stock of three direct or indirect subsidiaries of S&W. One subsidiary is a domestic corporation that owns interests in 1,200 wells located in Canada. Another subsidiary holds interests in ten pipeline and gathering systems located in Oklahoma, Texas and Louisiana. A third subsidiary owns interests in approximately 270,000 gross mineral acres together with associated producing royalties.

         "This acquisition provides Southern Mineral Corporation with another building block to work from," said Steven Mikel, President. "This fits well with our strategy to acquire and exploit oil and gas properties, since there is significant potential beyond the existing proven asset base to build upon."
The transaction is scheduled to close by year end, subject to satisfaction of customary closing conditions. The Company intends to finance the acquisition with internally generated funds and debt financing.

         Southern Mineral Corporation is an oil and gas acquisition, exploration and production company that is listed on The NASDAQ SmallCap Market under the trading symbol SMIN.